Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Achievement of Clinical Development Milestone by

MedImmune, Inc. Related to IL-9 Antibody Alliance

Plymouth Meeting, PA, August 18, 2004 /PRNewswire/ Genaera Corporation (NASDAQ: GENR) today announced achievement of a $500,000 milestone payment from MedImmune, Inc. related to the initiation of Phase I clinical trials with a neutralizing interleukin-9 (IL-9) antibody.

“This is an important achievement in the development of an IL-9 neutralizing antibody product based on the identification of IL-9 as a genetic root-cause of asthma. An IL-9 neutralizing antibody is the culmination of many years of intensive genetic, immunologic, and developmental research at Genaera, the Ludwig Institute of Cancer Research, and a number of other premier academic institutions,” said Roy C. Levitt, MD, President and Chief Executive Officer. “We believe that if this product is successful, it has the potential to fulfill significant unmet medical needs of millions of patients with asthma and other chronic respiratory disorders.”

In April 2001, Genaera entered into a collaboration and licensing agreement with MedImmune, Inc. to co-develop an IL-9 based treatment for asthma. This alliance provided Genaera with a significant equity investment by MedImmune and collaborative research funding for two years. Under the agreement, Genaera could also receive future royalties, and up to $55 million in milestone payments. MedImmune will conduct all development, manufacturing, marketing and sales for any product. Genaera retains rights to certain IL-9 based vaccines and diagnostics.

Interleukin-9 (IL-9) is implicated in the pathogenesis of asthma and may contribute to other respiratory disorders. Biopsies from asthmatic patients have shown an increase in expression of IL-9 as compared to healthy individuals. Published findings, highlighting the central role of IL-9 in asthma, demonstrate its contribution to certain features including mucous overproduction, bronchial hyperresponsiveness (commonly treated with bronchodilators), allergic mediators (including IgE), and inflammatory cells involved in the body’s immune response (including mast cells, T and B cells, and eosinophils) in animal models and in patients. Genaera believes that a genomics-based neutralizing antibody to IL-9 has the potential to provide a novel approach to the treatment of symptomatic asthma.

According to the National Institute of Allergies and Infectious Disease (NIAID) and the American Lung Association, over 65 million patients suffer from diseases that may be IL-9 mediated, including 17 million asthmatics and 35 million respiratory allergy sufferers. Currently, there is a significant unmet medical need for safe and effective therapies for the respiratory distress caused by many chronic respiratory disorders, including moderate to severe asthma. Many of these disorders are currently treated symptomatically with non-specific anti-inflammatory drugs, antibiotics, or bronchodilators for prophylaxis or rescue use.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera Corporation has three products in development including squalamine, an anti-angiogenesis treatment for cancer and ophthalmic indications, notably wet age-related macular degeneration (AMD). Squalamine is a first in class small molecule anti-angiogenic that Genaera produces synthetically. Genaera’s other programs include interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma and LOMUCIN™, a small molecule oral mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, the risk that clinical trials for Genaera’s product candidates, including LOMUCINTM, may not be successful; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.